CONSULTING AGREEMENT

                THIS CONSUL TING AGREEMENT (” Agreement”) is made and entered into effective as of February 1, 2003 (the “Effective Date”) by and between Insynq, Inc., a Nevada corporation, (the “Company”), whose address is 1127 Broadway Plaza, Suite 202, Tacoma, Washington 98402 and One Click Investment, LLC, a limited liability corporation, (the “Consultant”), whose address is 707 Lupine Drive, Moses Lake, WA 98837.

Recitals

                A        The Company wishes to engage the services of the Consultant to advise and consult with the Company on certain business and financial matters as set forth in this Agreement

                B.        The Consultant has extensive experience in vendor relations. As a result, the Consultant has the expertise to advise and assist the Company in developing a successful vendor work-out plan and successful vendor negotiations.

                C.        The Company wishes to engage the services of the Consultant as an independent contractor to advise and consult with it with respect to (i) developing a successful vendor work-plan, (ii) directly negotiate with vendors.

                D.        The Consultant is willing to accept such engagement, on the terms set forth in this Agreement.

                Now therefore, in consideration of the foregoing recitals and the mutual covenants and obligations contained in this Agreement, including the payment of fees and other good and valuable consideration contained herein, the parties agree as follows:

                1.        Engagement.

                1.1.       Engagement. The Company hereby engages the Consultant to perform the Services, as defined and set forth in paragraph 1.4, for the Term as defined and set forth in paragraph 1.2, and the Consultant hereby accepts this engagement, on the terms and subject to the conditions set forth in this Agreement

                1.2.       Term. The term of the Consultant’s engagement under this Agreement shall be for the period beginning on the Effective Date and ending on April 30, 2003 (the “Term”), unless sooner terminated as provided in paragraph 4 below

                1.3.       Relationship. The relationship between the Company and the Consultant created by this Agreement is that of independent contractors, and the Consultant is not and shall not be deemed to be an employee of the Company for any purpose.

                1.4.       Services. The following services (the “Services”) shall be rendered, from time to time by the Consultant during the Term, as the Company may request, solely for the Company’s benefit and not for the benefit of any third party:

(a) Assist management with the development and production of a strong and persuasive work-out package for vendors of trade payables.

(b) Work directly with vendors and creditors to negotiate settlements that preserve Company resources.

                1.5.       No Capital Raising Services. The Services do not include consulting with or advising or assisting the Company, in any manner (i) in connection with the offer or sale of securities in any capital-raising transaction, or (ii) to directly or indirectly promote or maintain a market for any of the Company’s securities.

                1.6.       No Investment Advisory or Brokerage Services; No Legal Services. The Services do not include requiring the Consultant to engage in any activities for which an investment advisor’s registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a “broker’s” or “dealer’s” registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. Consultant’s work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to the Company. Accordingly, Consultant shall not express any legal opinions with respect to any matters affecting the Company. Consultant’s work on this engagement shall not consist of effecting transactions in the Company’s securities and Consultant shall not provide any securities broker-dealer services to the Company.

                1.7.       Location. The Company and the Consultant intend that the Services shall be rendered primarily from the Consultant’s offices in Moses Lake WA., and may be rendered by telephone and e-mail communication. The Consultant understands and acknowledges it may be necessary to travel to perform the Services, and that the Consultant shall be required to do so at its own expense (the Consultant’s Fee having been agreed to in consideration thereof). The Consultant shall, if requested by the Company and at the Company’s expense, attend meetings of the Company’s board of directors (the “Board”) at reasonable times. The Consultant shall be reasonably available by telephone to consult with the Board at regular and special meetings thereof.

                1.8.       Time; Non-exclusive. The Consultant shall devote as much time to the performance of the Services as is reasonably necessary, but the Consultant shall not required to devote any fixed number of hours or days to the performance of the Services. The Company recognizes that the Consultant has and will continue to have other clients and business, and agrees that this engagement is non-exclusive

                1.9.       Support Staff and Facilities. The Consultant shall furnish its own support staff, office, telephone, and other facilities and equipment necessary to the performance of the Services, and the Company shall not be required to provide the Consultant with any such staff, facilities or equipment.

                1.10.       Confidentiality. The Consultant shall not disclose any non-public, confidential or proprietary information, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, or employee information, unless required to do so by applicable law.

                2.       Consultant’s Fees and Expenses.

                2.1.       The Consultant’s Fee. The Consultant recognizes and understands that the Company has a deficit in working capital, negative cash flows from operations, a stockholders’ deficit and recurring net losses. The Company’s independent auditors have expressed the opinion that these issues raise substantial doubt about the Company’s ability to continue as a going concern. Accordingly, the Consultant agrees to accept compensation for its services under this Agreement in the form of shares to purchase shares of the Company’s common stock, rather than in cash, on the following terms:

(a) The Company shall issue and deliver to the Consultant, as a fee for its Services under this Agreement (the “Consultant’s Fee”) 500,000 shares of the Company’s Common Stock (the “Shares”) and 300,000 warrants each to purchase one share of common stock at a price of $0.40 per share (the “Warrants”) at any time prior to the expiration of three years after the date hereof, which shall be fully earned and non-refundable in consideration of its execution of this Agreement. The Shares shall be earned as outline in Exhibit #1 heretofore attached to this Agreement. The Company shall issue the Shares and Warrants to the Consultant.

(b) In connection with the formation of a strategic plan for 2002, the Board adopted a directors and officers stock option and stock award plan (the “Plan”). The Company filed a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) that registers the issuance of shares of common stock, warrants and options under the terms of the Plan. The Company shall issue a portion of the Consultant’s Fee pursuant to and in accordance with the Plan as follows: 175,000 shares of the Company’s Common Stock issued pursuant to the Plan and the remaining 325,000 shares of the Company’s Common Stock, when issued, shall be issued outside of the Plan and shall be lengended “Restricted”. The certificates representing the Shares and the Warrants issued pursuant to the Plan, as well as the shares of common stock issuable upon their exercise, shall be free and clear of any legends or restrictions

(c) The Company shall issue instructions to its transfer agent to issue the certificate or certificates representing the Shares and the Warrants and, upon exercise, the Shares free and clear of any legend, restriction or stop order, and deliver the Warrants and Shares, so registered, to Consultant. The Company warrants that the Warrants and Shares shall be freely transferable on the books and records of the Company. Nothing in this Section 2.1(c) shall affect in any way the Consultant’s obligations and agreement to comply with all applicable securities laws upon resale of the Warrants and the Shares.

                2.2.       Offset; Withholding; Taxes. The Company shall pay the Consultant’s Fee to the Consultant without offset, deduction or withholding of any kind or for any purpose. The Consultant shall pay any federal, state and local taxes payable by it with respect to the Consultant’s Fee, and shall indemnify the Company against and hold it harmless from any such taxes.

                2.3.       The Consultant’s Expenses. Except for expenses incurred in attending meetings of the Board such other expenses as the Company shall first expressly agree in writing to pay or reimburse to Consultant, the Consultant shall pay all expenses incurred by it in connection with its performance of the Services under this Agreement.

3. Representations, Warranties and Covenants:

                3.1.       Representations and Warranties of the Company. The Company represents and warrants to and covenants with the Consultant that:

(a) Incorporation, Good Standing, and Due Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware; has the corporate power and authority to own its assets and to transact the business in which it is now engaged and proposes to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b ) Power and Authority. The execution, delivery and performance by the Company of this Agreement, including the issuance of the Warrants and the Shares have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Company’s shareholders; (ii) contravene the Company’s certificate of incorporation or bylaws; (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; (iv) result in a breach of or constitute a default under any agreement or other instrument to which the Company is a party.

(c) Legally Enforceable Agreement. This Agreement is the, legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

(d) The Warrants and the Shares. The Warrants and the Shares are duly and validly authorized, and the Shares, when issued in accordance with the terms of the Warrants will be fully paid and nonassessable.

                3.2.       Representations and Warranties of the Consultant. The Consultant represents and warrants to and covenants with the Company that:

(a) Corporate Power and Authority. The execution, delivery and performance by the Consultant of this Agreement, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Consultant’s stockholders; (ii) contravene the Consultant’s charter or bylaws; (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Consultant; (iv) result in a breach of or constitute a default under any agreement or other instrument to which the Consultant is a party .

(b) Legally Enforceable Agreement. This Agreement is the, legal, valid and binding obligation of the Consultant, enforceable against her in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

(c) The Consultant is an accredited investor as defined in SEC Rule 501(a).

(d) The Consultant has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of her election to receive the Consultant’s Fee in the form of the Shares, rather than in cash.

(f) The Consultant is not:

(i) the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining it or him from, or otherwise limiting their involvement in any of the following activities:

(A) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(B) Engaging in any type of business practice; or

(C) Engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities laws or federal commodities laws.

(ii) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days its or his right to engage in any activity described in subparagraph (i) above, or to be associated with persons engaged in any such activity.

(iii) was found by a court in a civil action or by the Securities and Exchange Commission (“SEC”) to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

(iv) was found by a court in a civil action or by the CFTC to have violated any federal commodities law, and the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated.

4. Termination. This Agreement may not be terminated prior to the expiration of the Term:

5. Confidential Information.

                5.1.        The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. By reason of his being a Consultant to the Company, Consultant has or will have access to, and will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend through the United States. Therefore, Consultant recognizes that the Company is relying on these agreements in entering into this Agreement:

                5.2       During and after the Term, Consultant will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company. Consultant agrees to hold as the Company’s property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company within twenty four hours of such termination or demand.

                5.3        During the Term, Consultant will not induce any employee of the Company to leave the Company’s employ or hire any such employee (unless the Board of Directors of the Company shall have authorized such employment and the Company shall have consented thereto in writing).

                6.       General Provisions.

                6.1.       Entire Agreement; Modification; Waivers. This Agreement contains the entire agreement of the parties, and supersedes any prior agreements with respect to its subject matter. There are no agreements, understandings or arrangements of the parties with respect to the subject matter of this Agreement that are not contained herein. This Agreement shall not be modified except by an instrument in writing signed by the parties. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party making the waiver. The waiver of any provision of this Agreement shall not be deemed to be a waiver of any other provision or any future waiver of the same provision.

                6.2.       Notices. All notices given under this Agreement shall be in writing, addressed to the parties as set forth below, and shall be effective on the earliest of (i) the date received, or (ii) on the second business day after delivery to a major international air delivery or air courier service (such as Federal Express or Network Couriers):

If to the Company:	If to the Consultant:
1127 Broadway Plaza, Suite 10	Eric Estoos
Tacoma, Washington 98402	707 Lupine Drive
Attention: John P. Gorst, CEO	Moses Lake, WA 98837

                6.3.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington; provided however, that if any provision of this Agreement is unenforceable under such law but is enforceable under the laws of the State of Nevada, then Nevada law shall govern the construction and enforcement of that provision.

                6.4 Waiver of Jury Trial. The Company and the Consultant hereby waive trial by jury in any Related Action.

                6.6 Attorney’s Fees. The prevailing party in any Related Action shall be entitled to recover that party’s costs of suit, including reasonable attorney’s fees.

                6.7 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of the parties and their respective successors in interest.

                6.8 Construction, Counterparts. This Agreement shall be construed as a whole and in favor of the validity and enforceability of each of its provisions, so as to carry out the intent of the parties as expressed herein. Heading are for the convenience of reference, and the meaning and interpretation of the text of any provision shall take precedence over its heading. This Agreement may be signed in one or more counterparts, each of which shall constitute an original, but all of which, taken together shall constitute one agreement. A faxed copy or photocopy of a party’s signature shall be deemed an original for all purposes.

                IN WITNESS, WHEREOF, the parties have executed this Agreement effective as of the Effective Date

The Company	The Consultant

INSYNQ, INC.

By:________________________	_____________________________
John P. Gorst, President & CEO	Eric Estoos

EXHIBIT #1 TO CONSULTING AGREEMENT

1.     Level One Workouts:

  Trade Payables
  McAfee
  ATT Broadband
  Hargin

2.     Level Two Workouts:

  HP – Lease computer equipment
  Microsoft
  Codispoti
  Loans from stockholders (combination of forgiveness and stock)

3.     Level Three Workouts: a. Howe/Horizon

                Compensation will be distributed as follows:

1.	Upon acceptance of this Agreement, the Company will issue 300,000 Warrants as described in Section 2.1(a). and 87,500 of the175,000 initial stock grant.

2.	Upon completion of Section 1.4(a), the consultant will be issued the balance 87,500 of the initial stock grant of 175,000

3.	The company shall issue 325,000 shares of common stock, as described in Section 2.1(b) and #4 below, and will deliver to Consultant upon successful settlement of Level One Workouts.

4.	Successful settlement of Level One Workouts shall constitute any combination of stock, forgiveness and cash, with cash representing no more than $0.05 (or if above $0.05 will require executive management approval) on-the-dollar.

5.	Successful settlement of each numbered Level Two Workouts shall be compensated by the Company issuing to the Consultant 10,000 shares of common stock pursuant to the Plan.

6.	Successful settle of Level Three Workouts shall be compensated by the Company issuing to the Consultant 30,000 shares of common stock pursuant to the Plan.

7.	Selling Restrictions It may be, from time to time, in the Company’s best interest not to have the Consultant selling securities. The Company will notify the Consultant within 72 hours, and for a duration of a maximum of up to two weeks from first date of notice that no securities may be sold. The Consultant, upon contemplation of selling securities, shall notify the Company of the Consultant’s intent. No more than 75,000 shares of common stock may be sold within any 4 consecutive weeks and each block of shares of common stock not to exceed 5,000 shares. The Consultant, at the request of the Company, shall provide brokerage statements, or other such forms of activity, within 5 days of such request.

8.	The Consulting Agreement is based upon the Company’s ability to locate the funding with which the Consultant can package to negotiate settlements. In the event the Company is unable to locate the necessary funds and the Consultant has performed as described in Section 1.4(a), the Company shall deliver to the Consultant the 175,000 shares of common stock pursuant to Section 2.1(b).